
<ARTICLE> 5

<PERIOD-TYPE>       YEAR           YEAR           9-MOS           9-MOS
<FISCAL-YEAR-END>   JUN-30-1996  JUN-30-1995    JUN-30-1996    JUN-30-1995
<PERIOD-END>        MAR-31-1996  JUN-30-1995    MAR-31-1996    MAR-31-1995
<CASH>               $5,782,492   $5,970,571              0              0
<SECURITIES>                  0            0              0              0
<RECEIVABLES>        46,668,234   39,783,558              0              0
<ALLOWANCES>                  0            0              0              0
<INVENTORY>                   0            0              0              0
<CURRENT-ASSETS>              0            0              0              0
<PP&E>                        0            0              0              0
<DEPRECIATION>                0            0              0              0
<TOTAL-ASSETS>      $114,335,949 $84,736,947              0              0
<CURRENT-LIABILITIES>$83,682,768 $69,039,627              0              0
<BONDS>                       0            0              0              0
<PREFERRED-MANDATORY>         0            0              0              0
<PREFERRED>                  92            0              0              0
<COMMON>                147,768      147,768              0              0
<OTHER-SE>           30,505,321   15,549,552              0              0
<TOTAL-LIABILITY-AND-EQUITY>
                   $114,335,949   $84,736,947             0               0
<SALES>                       0             0             0               0
<TOTAL-REVENUES>              0             0   $31,627,847      $9,901,893
<CGS>                         0             0             0               0
<TOTAL-COSTS>                 0             0             0               0
<OTHER-EXPENSES>              0             0    10,424,090       5,455,151
<LOSS-PROVISION>              0             0     2,505,628         175,106
<INTEREST-EXPENSE>            0             0     7,306,368       2,993,325
<INCOME-PRETAX>               0             0    11,391,761       1,278,311
<INCOME-TAX>                  0             0     5,012,400         620,424
<INCOME-CONTINUING>           0             0             0               0
<DISCONTINUED>                0             0             0               0
<EXTRAORDINARY>               0             0             0               0
<CHANGES>                     0             0             0               0
<NET-INCOME>                  0             0    $6,379,361        $657,887
<EPS-PRIMARY>                 0             0         $0.45           $0.07
<F1>
<EPS-DILUTED>                 0             0         $0.42           $0.00
<F2>

<F1>
Amounts reflect pro-forma adjustments in connection with the Company's intital public offering on April 5, 1995 for (i) redemption of approximately $2.5 million of the Company's outstanidng preferred stock and dividends paid of $85,463, (ii) the termination of a consulting agreement providing for consulting fees of $115,000, net of taxes, respectively and (iii) the repayment of approximately $2.1 million of indebtedness under the Company's revolving credit facility related related interest expense of $173,000, net of taxes, respectively.
<F2>Not applicable for comparable period.

